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                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                     INITIAL STATEMENT OF BENEFICIAL
                         OWNERSHIP OF SECURITIES

                                 FORM 3

    Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person

               Elliott Associates, L.P.
               712 Fifth Avenue
               New York, NY 10019

2.  Date of Event Requiring Statement (Month/Day/Year)

               6/11/98

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Issuer Name and Ticker Trading Symbol

               Illinois Superconductor Corporation (ISCO)

5.  Relationship of Reporting Person to Issuer (Check all applicable)

                X  Director
                   Officer (give title below)
                   10% Owner
                   Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (check applicable line)

                X  Form filed by one Reporting Person
                   Form filed by more than one Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security (Instr. 4)

               Common Stock, par value $ .001

2.  Amount of Securities Beneficially Owned (Instr. 4)

               70,900

3.  Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

               D

4.  Nature of Indirect Beneficial Ownership (Instr. 5)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Page 1 of 5)

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)

               Senior Convertible Note


2.  Date Exercisable and Expiration Date (Month/Day/Year)

               Date Exercisable          8/14/98

               Expiration Date           5/15/02

3.             Title and Amount of Securities Underlying Derivative
               Security (Instr. 4)

               Title                              Common Stock
               Amount or Number of Shares         833,333

4.  Conversion or Exercise Price of Derivative Security

               $1.50*

5.             Ownership Form of Derivative Security: Direct (D) or
               Indirect (I) (Instr. 5)

               D

6.  Nature of Indirect Beneficial Ownership (Instr. 5)


*  subject to adjustment under certain circumstances



(Page 2 of 5)

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)

               Senior Convertible Note


2.  Date Exercisable and Expiration Date (Month/Day/Year)

               Date Exercisable          11/13/98

               Expiration Date           5/15/02

3.             Title and Amount of Securities Underlying Derivative
               Security (Instr. 4)

               Title                              Common Stock
               Amount or Number of Shares         833,334

4.  Conversion or Exercise Price of Derivative Security

               $1.50*

5.             Ownership Form of Derivative Security: Direct (D) or
               Indirect (I) (Instr. 5)

               D

6.  Nature of Indirect Beneficial Ownership (Instr. 5)


*  subject to adjustment under certain circumstances



(Page 3 of 5)

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)

               Warrant


2.  Date Exercisable and Expiration Date (Month/Day/Year)

               Date Exercisable          current

               Expiration Date           5/15/01

3.             Title and Amount of Securities Underlying Derivative
               Security (Instr. 4)

               Title                              Common Stock
               Amount or Number of Shares         1,000,000

4.  Conversion or Exercise Price of Derivative Security

               $3.75*

5.             Ownership Form of Derivative Security: Direct (D) or
               Indirect (I) (Instr. 5)

               D

6.  Nature of Indirect Beneficial Ownership (Instr. 5)


*  subject to adjustment under certain circumstances



(Page 4 of 5)

Table II - Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.  Title of Derivative Security (Instr. 4)

               Warrant


2.  Date Exercisable and Expiration Date (Month/Day/Year)

               Date Exercisable          current

               Expiration Date           10/29/01

3.             Title and Amount of Securities Underlying Derivative
               Security (Instr. 4)

               Title                              Common Stock
               Amount or Number of Shares         17,391

4.  Conversion or Exercise Price of Derivative Security

               $10.60*

5.             Ownership Form of Derivative Security: Direct (D) or
               Indirect (I) (Instr. 5)

               D

6.  Nature of Indirect Beneficial Ownership (Instr. 5)


*  subject to adjustment under certain circumstances


** Intentional misstatement or omissions of facts constitute Federal Criminal Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


ELLIOTT ASSOCIATES, L.P.


/s/ Paul E. Singer                 June 22, 1998
**Signature of Reporting Person       Date

Paul Singer, General Partner


(Page 5 of 5)